Exhibit (h)(4)
APPENDIX A

FUNDS TO BE SERVICED
FUND ACCOUNTING AND ADMINISTRATION SERVICE AGREEMENT

1.	The Cannabis ETF
2.	Trajan Wealth Income Opportunities ETF